150303

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20150278588-96
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 06/19/2015 11:04 AM
	Entity Number C4643-1990

Amendment to Certificate of Designation After Issuance of Class or Series
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Cryoport, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Class A Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Section 6 of the Certificate of Designation of the Class A Preferred Stock is hereby amended and restated as provided in the attachment hereto.

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Reset

Section 6 of the Certificate of Designation of Class A Preferred Stock is hereby amended and restated as follows:

"6. Mandatory Exchange.

(a) Trigger Events. Upon the day that is six (6) months and one (1) day after the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $5,000,000 of gross cash proceeds to the Corporation for the sale of shares of Common Stock or that includes the sale of shares of Common Stock among the sale of other securities (a "**Qualified Offering**") (the day that is six (6) months and one (1) day after such closing is referred to herein as the "**Mandatory Exchange Time**"), then (1) all outstanding shares of Class A Preferred Stock shall automatically be exchanged into shares (or units, if applicable) of the securities issued in such Qualified Offering at the Qualified Offering Exchange Rate, and (2) such shares may not be reissued by the Corporation. The "**Qualified Offering Exchange Rate**" shall be determined by (1) multiplying the number of shares of Class A Preferred Stock to be exchanged by the Class A Original Issue Price, (2) adding to the result all dividends then accrued but unpaid on such shares of Class A Preferred Stock to be exchanged, then (3) dividing the result by the Qualified Offering Exchange Price. The "**Qualified Offering Exchange Price**" shall mean eighty percent (80%) of the price per share (or unit, if applicable) of the securities issued by the Corporation in such Qualified Offering (i.e., a twenty percent (20%) discount).

(b) Procedural Requirements. All holders of record of shares of Class A Preferred Stock shall be sent written notice of the Mandatory Exchange Time and the place designated for mandatory exchange of all such shares of Class A Preferred Stock pursuant to this Section 6. Such notice need not be sent in advance of the occurrence of the Mandatory Exchange Time. Upon receipt of such notice, each holder of shares of Class A Preferred Stock in certificated form shall surrender his, her, or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen, or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft, or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for exchange shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her, or its attorney duly authorized in writing. All rights with respect to the Class A Preferred Stock exchanged pursuant to this Section 6(a), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Exchange Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 6(a). As soon as practicable after the Mandatory Exchange Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Class A Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her, or its nominees, a certificate or certificates for the number of full shares of the securities issued in such Qualified Offering issuable on such exchange in accordance with the provisions hereof. Such exchanged Class A Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class A Preferred Stock accordingly."